                                   EXHIBIT 11
                                   ----------

                    WEBFINANCIAL CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                 (Amounts in thousands except per share amounts)

                                                             For the Three Months Ended
                                                          March 31, 2001    March 31, 2000
                                                          --------------    --------------

Net loss                                                    $    (399)         $   (289)

Shares used in computation:

Weighted average number of common shares and
  common share equivalents, basic                               4,367             4,353

Common shares and common share equivalents,
  fully diluted                                                 4,367             4,353

Net loss per share-basic                                    $    (.09)         $   (.07)

Net loss per share-diluted                                  $    (.09)         $   (.07)

Common stock  equivalents  (stock  options and warrants)  that were  outstanding during the three  month  periods  ending  March 31, 2001 and March 31, 2000 that could  potentially  dilute  basic  earnings  per  share in the  future  were not included in the  computation  of earnings per share because the net loss in both periods makes them antidilutive.